EXHIBIT 14.1

ECO SCIENCE SOLUTIONS, INC.

Code of Business Conduct and Ethics

Adopted by the Board of Directors with an effective date of January 31, 2026

1. Purpose and Scope

This Code of Business Conduct and Ethics (this "Code") applies to all directors, officers, and employees of Eco Science Solutions, Inc. and its subsidiaries (collectively, the "Company"), and, in particular, to the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, principal accounting officer or controller, and persons performing similar functions (collectively, the "Covered Persons"). This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC").

2. Honest and Ethical Conduct; Conflicts of Interest

Covered Persons shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Covered Persons shall avoid any situation that would create an actual or apparent conflict between personal interests and the interests of the Company. Any potential conflict of interest, however immaterial, shall be promptly disclosed in writing to the Chairman of the Board of Directors (or, if the matter involves the Chairman, to another disinterested member of the Board of Directors) for review and direction.

3. Full, Fair, Accurate, Timely, and Understandable Disclosure

Covered Persons are responsible for ensuring that all reports and documents the Company files with, or submits to, the SEC, and all other public communications made by the Company, contain full, fair, accurate, timely, and understandable disclosure. Covered Persons shall not knowingly misrepresent, or cause others to misrepresent, facts about the Company or its financial condition or results of operations to any person, including the Company's independent registered public accounting firm, governmental authorities and regulators, securityholders, and the investing public.

4. Compliance with Laws, Rules, and Regulations

Covered Persons shall comply with all applicable laws, rules, and regulations of federal, state, provincial, and local governments, and the rules and regulations of applicable self-regulatory organizations, including, without limitation, the federal securities laws (including all prohibitions against insider trading and selective disclosure), the U.S. Foreign Corrupt Practices Act and other anti-bribery laws, anti-money-laundering laws, antitrust and competition laws, and laws governing employment, the environment, and intellectual property.

5. Protection of Company Assets and Confidential Information

Covered Persons shall protect the Company's assets and ensure their efficient use solely for legitimate business purposes. Covered Persons shall maintain the confidentiality of information entrusted to them by the Company, its customers, suppliers, and other counterparties, except when disclosure is authorized by the Board of Directors or is required by law, and shall not use such confidential information for personal advantage.

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6. Fair Dealing

Covered Persons shall endeavor to deal fairly with the Company's customers, suppliers, competitors, and employees. No Covered Person shall take unfair advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7. Reporting Violations; No Retaliation

Any Covered Person who becomes aware of an actual or suspected violation of this Code, or of any applicable law, rule, or regulation, shall promptly report such matter to the Chairman of the Board of Directors. Reports may be made anonymously and in writing. The Company shall not retaliate, and shall not permit any retaliation, against any Covered Person who in good faith reports an actual or suspected violation of this Code or applicable law, or who participates in any inquiry or investigation relating to such a report. Retaliation is itself a violation of this Code.

8. Accountability and Enforcement

The Board of Directors is responsible for oversight of this Code and the Company's overall compliance program. The Board of Directors may designate one or more of its members to administer this Code on a day-to-day basis. Violations of this Code may result in disciplinary action, up to and including termination of employment or removal from the Board of Directors, as applicable, and may also result in civil or criminal liability under applicable law.

9. Waivers and Amendments

Any waiver of this Code with respect to any director or executive officer (including any Covered Person identified in Section 1 above) may be granted only by the Board of Directors and shall be promptly disclosed to the Company's stockholders to the extent required by applicable SEC rules and regulations. Any amendment to this Code shall be promptly disclosed to the extent required by applicable SEC rules and regulations.

10. Effective Date

This Code of Business Conduct and Ethics was adopted by the Board of Directors of Eco Science Solutions, Inc. on January 31, 2026, and is effective as of that date. This Code supersedes any prior code of ethics, code of conduct, or similar policy of the Company.

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ECO SCIENCE SOLUTIONS, INC.

By:	/s/ A. Carl Mudd
Name:	A. Carl Mudd
Title:	Ombudsman, Director and Chairman of the Board

Date: May 23, 2026

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